Exhibit 10.3





                                  iParty Corp.


                                  June 8, 2005


    Written Summary of One-Year Part-time Consulting Arrangement with Joseph
                                  Vassalluzzo





         iParty Corp. shall engage Mr. Vassalluzzo to provide consulting services on a part-time basis over a one-year period beginning on June 8, 2005 to iParty's senior management, in particular iParty's Chairman and CEO, Sal Perisano, with respect to various retail, operational, strategic, real estate and store location issues, as may from time to time be necessary and appropriate. Such services shall on occasion require Mr. Vassalluzzo's presence at iParty's corporate headquarters in Dedham, Massachusetts and/or current or proposed store location sites, principally in New England and Florida. On or before the end of the one-year period commencing on June 8, 2005, iParty Corp. shall pay Mr. Vassalluzzo one or more payments not to exceed $60,000 cash for services rendered over the one-year period beginning on June 8, 2005, with such services to be earned at a rate of $5,000 per month.